SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                          OAK INDUSTRIES INC.
             (Name of Registrant as Specified In Its Charter)

                          OAK INDUSTRIES INC.
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11.

1)  Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

4)  Proposed maximum aggregate value of transaction:

1 Set forth the amount on which the filing fees is calculated and state how it was determined.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

2)  Form, Schedule or Registration Statement No.:

3)  Filing party:

4)  Date Filed:

                             Oak Industries Inc.


To the Stockholders of Oak Industries Inc.:

  You are cordially invited to attend the Annual Meeting of Stockholders of Oak Industries Inc. to be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Wednesday, May 1, 1996 at 9:30 a.m., Eastern Daylight Time. Official notice of the meeting and Oak's proxy statement are attached. A proxy card is also enclosed.

  Whether or not you attend the meeting, please sign and return the enclosed proxy card promptly; your vote is important.

  On behalf of the Board of Directors and the management of your company, thank you for your cooperation and continued support.

                                              Sincerely,


                                             William S. Antle III
                                             President and
                                             Chief Executive Officer
Waltham, MA
March 22, 1996

                           OAK INDUSTRIES INC.
                            1000 WINTER STREET
                            WALTHAM, MA  02154
                         TELEPHONE (617) 890-0400

      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 1996

TO THE STOCKHOLDERS OF OAK INDUSTRIES INC.:

  The Annual Meeting of Stockholders of Oak Industries Inc., a Delaware corporation (the "Company"), will be held at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, on Wednesday, May 1, 1996 at 9:30 a.m., Eastern Daylight Time, for the following purposes:

  1. To fix the number of directors at seven and to elect a Board of Directors for the ensuing year;

  2. To ratify the appointment of Price Waterhouse as the independent accountants of the Company for fiscal year 1996; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on March 4, 1996 will be entitled to vote at the meeting and at any adjournment thereof.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, THE COMPANY URGES YOU TO ASSURE YOUR REPRESENTATION AT THE MEETING BY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                      By order of the Board of Directors,



                                      Coleman S. Hicks
                                      Senior Vice President,
                                      General Counsel and Secretary
March 22, 1996

                              OAK INDUSTRIES INC.
                              1000 WINTER STREET
                         WALTHAM, MASSACHUSETTS  02154

                              PROXY STATEMENT

                              MARCH 22, 1996

               SOLICITATION OF PROXY, REVOCABILITY AND VOTING

  THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OAK INDUSTRIES INC. (THE "COMPANY"), FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING"), TO BE HELD AT THE FIRST NATIONAL BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS, ON WEDNESDAY, MAY 1, 1996 AT 9:30 A.M., EASTERN DAYLIGHT TIME, OR ANY ADJOURNMENTS THEREOF. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy will be revoked automatically if the stockholder who executed it is present at the meeting and votes in person. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR (i) the election of the nominees for director named herein and (ii) the ratification of the appointment of Price Waterhouse as independent auditors for the Company's fiscal year 1996. This proxy statement and the accompanying proxy are being mailed to stockholders on or about March 22, 1996.

  Holders of record of the Company's common stock, $0.01 par value per share (the "Common Stock"), outstanding at the close of business on March 4, 1996 are entitled to one vote for each share of Common Stock held. At that time, 17,765,855 shares of Common Stock were outstanding, each entitling its holder to one non-cumulative vote on each matter properly brought before the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector treats abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Where a choice has been specified on the proxy with respect to the matters set forth above, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth, as of March 4, 1996, the name of each person who, to the knowledge of the Company, may be deemed to own beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby.

                                   Amount and
                                   Nature of
Name and Address of                Beneficial                 Percent
Beneficial Owner                   Ownership                  of Class
----------------                   -----------                --------
George D. Bjurman and Associates   937,106 (1)                5.27%
10100 Santa Monica Boulevard
Suite 1200
Los Angeles, California  90067

Lazard Freres and Co. LLC          1,068,285 (2)              6.01
30 Rockefeller Plaza
New York, NY  10020

Oppenheimer Group, Inc.            1,138,680 (3)              6.41
Oppenheimer Tower
World Financial Center
New York, NY  10281

(1) Based on Schedule 13G dated February 13, 1995 indicating (a) that George D. Bjurman and Associates ("GDBA") may be deemed to own these shares beneficially (having shared voting and dispositive power), and (b) that George Andrew Bjurman and Owen Thomas Barry III may be deemed to own these shares beneficially as a result of their ownership in and positions with GDBA.

(2) Based on Schedule 13G dated February 14, 1996 indicating sole voting and dispositive power.

(3) Based on Schedule 13G dated February 1, 1996, indicating (a) that Oppenheimer Group, Inc. may be deemed to own these shares beneficially by virtue of being a parent holding company pursuant to the provisions of Rule 13d-1(b)(1) (ii)(G) of the Securities Exchange Act of 1934, as amended, and
(b) shared voting and dispositive power with Oppenheimer Capital of 1,138,480 of the shares disclosed above.



                    SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of March 4, 1996, certain information with respect to the number of shares of Common Stock of the Company owned by its directors and executive officers and the percentage of the outstanding shares represented thereby.


                                       Shares of Common Stock
                                         Beneficially Owned

                                        as of March 4, 1996(1)
                                      ------------------------------
                                         Number of             Percent of
Name of Beneficial Owner                    Shares             Class
------------------------                 -------------          ----------
The Lord Stevens of Ludgate                  21,350(2)             *
Roderick M. Hills                           105,926(2)(3)          *
William S. Antle III                        439,590(2)(4)         2.43%
Daniel W. Derbes                             47,350(2)(5)          *
George W. Leisz                              32,070(2)             *
Gilbert E. Matthews                          20,350(2)             *
Christopher H.B. Mills                      291,799(2)(6)         1.64
Elliot L. Richardson                         21,350(2)             *
John D. Richardson                          115,420(7)             *
Pamela F.Lenehan.................            37,140(8)(9)          *
Coleman S. Hicks.................           15,000(10)             *
Francis J. Lunger........                      0  (11)             *
All current officers and directors
as a group (13 persons)                  1,176,759(12)           6.43%
------------------------

   *   Constitutes less than 1% of the total shares outstanding.
  (1) Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise indicated by footnote.
  (2) Includes the following shares subject to options exercisable within sixty days: Lord Stevens, 850 shares; Mr. Hills, 20,850 shares; Mr. Antle, 320,250 shares; Mr. Derbes, 20,850 shares; Mr. Leisz, 20,850 shares; Mr. Matthews, 850 shares; Mr. Mills, 20,850 shares; and Mr. Richardson, 20,850 shares.
  (3) Includes 24,116 shares held by his spouse as to which Mr. Hills disclaims beneficial ownership and 10,300 shares held indirectly in trust.
  (4) Includes 1,200 shares held by his spouse as to which Mr. Antle disclaims beneficial ownership and 200 shares held directly in trust.
  (5)  Includes 26,000 shares held indirectly in trust.
  (6) As a Director of North American Smaller Companies Trust PLC and J O Hambro, Mr. Mills may be deemed to hold shared voting and investment power of 270,449 shares as to which he disclaims beneficial ownership.
  (7) Includes 82,420 shares subject to options exercisable within sixty days.
  (8) Includes 7,140 shares subject to options exercisable within sixty days.
  (9) Ms. Lenehan joined the Company as Senior Vice President, Corporate Development and Treasurer in February of 1995.
  (10) Mr. Hicks joined the Company as Senior Vice President, General Counsel and Secretary in September of 1995.
  (11) Mr. Lunger joined the Company as Senior Vice President and Chief Financial Officer in November of 1995.
  (12) In addition to the footnotes discussed above, includes 17,914 shares subject to options exercisable within sixty days by an officer of the Company and 11,500 shares beneficially owned by such officer.

                          ELECTION OF DIRECTORS
  A board of seven directors is to be elected at the Annual Meeting. The term of office for each person elected as a director will continue until the 1997 Annual Meeting of Stockholders or until such person's successor has been elected and qualified. Except for The Lord Stevens of Ludgate, who is retiring from the Board, and thus, is not standing for re-election, all nominees have consented to be named and have indicated their intent to serve if elected. If, for any reason, any nominee for director shall become unavailable for election, which management does not anticipate, discretionary authority may be exercised to vote for a substitute nominee. The nominees who receive the highest number of votes cast at the Annual Meeting by the holders of shares entitled to vote will be elected as directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. Unless otherwise instructed, proxy holders will vote the proxies received by them for the seven nominees named below. Each of the nominees is currently serving as a director.

  Names of the seven nominees and certain information about them are set forth below:


NOMINEES

                                                                   Director
              Name, Principal Occupation and Directorships     Age   Since
              --------------------------------------------     ---   ------
Roderick M. Hills--------------------------------------------    65   1985
Vice Chairman of the Company's Board of Directors since June
1989; President of Hills Enterprises Ltd. (international
investment firm formerly known as The Manchester Group Ltd.)
since 1987; also served successively as a partner of and/or
a consultant to the law firms of Donovan Leisure Rogovin Huge and Schiller, Shea and Gould and Mudge Rose Guthrie Alexander
and Ferdon from May of 1989 until June of 1995; also,
Director of Federal-Mogul Corporation and
Sunbeam-Oster Company, Inc.

William S. Antle III----------------------------------------     51    1990
President and Chief Executive Officer of the Company since
December 1989; also, Director of ESCO Electronics Corporation and GenRad, Inc.

Daniel W. Derbes--------------------------------------------     65    1989
President of Signal Ventures (venture capital company investing in emerging Southern California businesses) since 1989; also,
Director of San Diego Gas and Electric Co., Pacific Diversified
Capital, WD-40 Company, Enova Inc. and PowerGuard Corp., and
Chairman, Board of Trustees of the University of San Diego.



George W. Leisz---------------------------------------------     72    1989
Chairman of the Compensation Committee of the Board of
Directors since June 1989; Managing Partner, Carlisle
Enterprises, L.P. (a mergers and acquisitions firm) since
1989; also, Director of Impact Solutions Corp.
(producer of software for law enforcement agencies),
Quantum Magnetics Inc.(producer of magnetic resonance
equipment), and CFC Aviation, Inc.(aircraft services company).

Gilbert E. Matthews-----------------------------------------     65    1989
Senior Managing Director of Sutter Securities Incorporated
since December 1995; Senior Managing Director of Bear, Stearns
and Co. Inc. (investment banking firm) from 1986 to
December 1995.

Christopher H. B. Mills-------------------------------------     43    1989
Managing Director, North Atlantic Smaller Companies Trust PLC
(investment trust company, formerly Consolidated
Venture Trust plc)since 1985; Chief Executive Officer,
Growth Financial Services Ltd. (consulting firm) since 1984;
also, Director of J O Hambro and D.S. Bancorp.

Elliot L. Richardson---------------------------------------      75    1989
Chairman of the Audit Committee of the Board of Directors
since June 1989; Retired partner at the law firm of Milbank,
Tweed, Hadley and McCloy (Washington, D.C.), partner from 1980 to 1993; Director of British Nuclear Fuels, Inc.; Member of
the Advisory Board of American Flywheel Systems, Inc.;
Chairman of The Hitachi Foundation.


              BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors of the Company has standing Audit, Compensation and Nominating Committees.

  The Audit Committee held three meetings during 1995. The functions performed by the Committee include the recommendation to the Board of Directors of the selection of independent certified public accountants, reviewing the quarterly results of the Company's operations, reviewing the plan of audit and the audit results, and consulting with the auditors on the adequacy of internal controls. Directors Richardson (Chairman), Leisz, Matthews and Mills are members of the Audit Committee.

  The Compensation Committee held four meetings during 1995. The functions performed by the Compensation Committee include the setting and approval of salaries of all officers and key employees whose annual base salary is $125,000 or more, as well as bonus awards of officers and key employees of the Company and its divisions and subsidiaries, and the administration of stock option grants under the Company's existing stock option plans. Directors Leisz (Chairman), Derbes and Mills are members of the Compensation Committee.

  The Nominating Committee held one meeting during 1995. It is the function of the Nominating Committee to consider and nominate persons to serve as directors of the Company. Directors Antle, Hills and Stevens (who will not be standing for re-election at the Annual Meeting) are members of the Nominating Committee. The Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures set forth in the Company's By-laws requiring that notice of a stockholder nomination be given to the Company not less than 90 days before the Annual Meeting over the signature of at least five stockholders holding an aggregate of at least 5% of the total outstanding stock of the Company.

  The Board of Directors of the Company held six meetings during 1995. All of the Company's directors attended 75% or more of the meetings of the Board and of the committees on which they served except for director Elliot
L. Richardson, who attended 67% of all meetings of the Board and the committees on which he served.

                          COMPENSATION OF DIRECTORS
  Fees. Each director who is not a regular employee of the Company or any of its subsidiaries (the "Outside Director") is compensated at the rate of $20,000 annually effective fiscal year 1996. Immediately prior to such time, Outside Directors were compensated at a rate of $24,000 annually.
The Chairman of the Board receives additional compensation of $5,000 annually, and the Chairman of the Audit Committee and the Chairman of the Compensation Committee each receives additional compensation of $2,000 annually. Employee members of the Board are not paid for their services as directors. Outside Directors are eligible to receive grants of restricted stock and to participate in the Deferred Compensation Plan, the 1995 and 1992 Stock Option and Restricted Stock Plans, and the 1988 Non-Employee Director Stock Option Plan, all as further described below.
Restricted Stock Grants. In February 1996, the Board of Directors authorized the annual grant of 500 shares of restricted stock (the "Restricted Stock") to each Outside Director. Each grant of Restricted Stock vests upon the fifth anniversary of the grant date, and is subject to forfeiture in the event that the Outside Director ceases to be a member of the Board before such anniversary. The Restricted Stock vests automatically, however, in the event that the Outside Director resigns from the Board in connection with his or her retirement from the Board after the age of 59, or in the event of the Outside Director's death.
As of the date of this proxy statement, each current Outside Director has received the first of the annual grants of 500 shares of Restricted Stock.

  Deferred Compensation Plan. Any Outside Director may participate in the Deferred Compensation Plan by notifying the Company in writing. Under such plan, any Outside Director may defer all or a portion of such director's fees, which are then converted into stock units by dividing the amount deferred by the closing price per share of Common Stock on the last day of the calendar quarter. The number of stock units are then credited to a separate stock unit account established for the participant. When a participant ceases to be a director of the Company, or upon the date of such participant's retirement from principal employment, whichever date occurs first, the Company distributes to the participant, in five equal annual installments (or at the director's election, in ten annual installments), the number of shares represented by such director's accrued stock units or, at the election of the Company, cash equal to the then prevailing market value of such shares. Such distributions are subject to forfeiture in certain events. During the year ending December 31, 1995, no fees were deferred for Outside Directors.

  Stock Option Plans. The purpose of providing Outside Directors with stock options pursuant to the Company's stock option plans is twofold; first, to provide Outside Directors with a means to acquire an equity interest in the Company and second, to secure for the Company and its stockholders the benefits inherent in such equity ownership by persons whose advice and counsel are important to the continued growth and success of the Company.

  1995 Stock Option and Restricted Stock Plan. In December 1994, the Company's Board of Directors adopted, subject to stockholder approval, the 1995 Stock Option and Restricted Stock Plan (the "1995 Plan"). The 1995 Plan was approved by the stockholders of the Company in May 1995. Pursuant to the 1995 Plan, 2,000,000 shares of Common Stock were reserved for issuance upon exercise of options or in connection with awards or authorizations to make direct purchases of stock. The 1995 Plan contemplates grants to both employees and directors.

  All grants to Outside Directors are made automatically under the terms of the 1995 Plan. Each Outside Director serving at the time of the 1995 Plan's adoption was granted stock options to purchase 12,500 shares of Common Stock (the "Initial Grant"). Each Outside Director also receives, on the first and second anniversaries of the Initial Grant, additional stock options to purchase 2,500 shares. Under the 1995 Plan, new Outside Directors receive stock options to purchase 12,500 shares on the first business day following appointment or election. Additionally, each new Outside Director receives stock options to purchase 2,500 shares on the first and second anniversaries of such director's appointment or election. The exercise price of each option granted under the 1995 Plan is equal to the fair market value of the Common Stock on the date of the grant.

  Generally, options granted under the 1995 Plan are exercisable in three installments: 34% on the first anniversary of the grant, 33% on the second anniversary and 33% on the third anniversary. Of the Initial Grant, stock options to purchase 10,000 shares become exercisable prior to the tenth anniversary of the grant date only if the Common Stock closes at or above $40 per share on the New York Stock Exchange for ten consecutive trading days within the three year period following the grant date. Other than in the event of a director's death or the Company's merger, consolidation, acquisition, liquidation or dissolution, in which case shorter periods may apply, an option expires ten years from its grant date, in the case of an incentive stock option ("ISO"), or ten years and one day, in the case of a non-qualified option. Options are not transferable except by will or the applicable laws of descent and distribution.

  As of the date of this proxy statement, each current Outside Director has received stock options to purchase an aggregate of 15,000 shares of the Company's Common Stock pursuant to the provisions of the 1995 Plan.

  1988 Non-Employee Director Stock Option Plan. The 1988 Stock Option Plan for Non-Employee Directors (the "1988 Directors' Plan") is designed to work automatically, without administration. Each Outside Director is granted an option to purchase 1,000 shares of Common Stock on the first business day of the month following the date on which such person first becomes a director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy, and an additional 1,000 shares on the first business day of the second, third and fourth month following the date on which such person first becomes a director.

  The exercise price of each option granted under the 1988 Directors' Plan is equal to the fair market value of the Common Stock on the date of grant. An option granted under the 1988 Directors' Plan is immediately exercisable as to 25 percent of the number of shares subject to the options in the first year following the date of grant. Thereafter, the options become exercisable cumulatively as to an additional 25 percent in each succeeding year. The exercise price of an option is payable in cash at the time of exercise of such option.

  If the optionee ceases to serve as a director of the Company for any reason other than death or permanent disability, the right to exercise the option expires thirty days after the optionee ceases to serve as a director of the Company. However, in the event of death, any outstanding option may be exercised (subject to the expiration date of the option) during the one year period after the date of death, but only to the extent it was exercisable on the date of such death. In the event of permanent disability, any outstanding option may be exercised (subject to the expiration date of the option) during a period of one year after such disability but only to the extent it was exercisable on the date of such disability. Options granted under the 1988 Directors' Plan are non-transferable except in the case of death (where the option may be exercised by the optionee's estate or any person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the optionee). In any event, an option will expire no later than ten years and one day following grant.

  As of the date of this proxy statement, each current Outside Director has received the full grant of 4,000 shares. Of the total 100,000 shares originally reserved for issuance pursuant to the 1988 Directors' Plan, 68,000 shares remain available for grant of issuance.

                    COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation Table.   The following table sets forth the cash and
non-cash compensation, awarded to or earned by the Chief Executive Officer and the other named executive officers of the Company for the fiscal years indicated.



                                                                                    Long Term
                                    Annual Compensation                            Compensation
                                    -------------------                            -------------
Name                                                        Other Annual(2)    Securities Underlying        All Other
and Principal                       Salary      Bonus(1)    Compensation             Options             Compensation(3)
Position                  Year        ($)        ($)             ($)                    (#)                     ($)
--------------------------------------------------------------------------     --------------------      ---------------

William S. Antle III,     1995      $450,000    $465,000          _                    70,000                $77,826(4)
President and             1994       415,000     500,000          _                   150,000                 59,634(5)
Chief Executive Officer   1993       365,000     380,000          _                    35,000                 26,426(6)

John D. Richardson,       1995       203,000     160,000          _                    25,000                 28,125
Senior Vice President,    1994       190,000     170,000          _                    44,000                 25,613
Human Resources           1993       178,000     150,000          _                    12,000                 16,890

Paul J. Halas,(7)         1995       107,000        0           $11,600(8)               0                   134,075(9)
Senior Vice President,    1994       200,000     145,000          _                    44,000                 26,400
General Counsel and       1993       178,000     150,000          _                    12,000                 16,890
Secretary

Pamela F. Lenehan,        1995       218,757     200,000          _                   102,000                 14,688
Senior Vice President,    1994        N/A          N/A           N/A                    N/A                     N/A
Corporate Development     1993        N/A          N/A           N/A                    N/A                     N/A
and Treasurer

Coleman S. Hicks,         1995        91,664     105,000          _                   102,000                 65,327(10)
Senior Vice President,    1994        N/A          N/A           N/A                    N/A                     N/A
General Counsel           1993        N/A          N/A           N/A                    N/A                     N/A
and Secretary
--------------------------------------------------------------------------        -----------------      ----------------

(1) The bonus amounts are payable pursuant to the Oak Bonus Program described under the caption "Compensation Committee Report on Executive Compensation".
(2) Unless otherwise indicated, perquisites for an executive officer do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.
(3) The compensation reported represents Company contributions under the Company's Retirement Savings Plan, which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code, and the Company's non-qualified Supplemental Retirement Income Plan.
(4) Includes $6,117 in term life insurance premiums paid by the Company for the benefit of Mr. Antle.
(5) Includes $5,881 in term life insurance premiums paid by the Company for the benefit of Mr. Antle.
(6) Includes $4,685 in term life insurance premiums paid by the Company for the benefit of Mr. Antle.
(7)  Mr. Halas resigned from the Company as of June 30, 1995.
(8) Includes $9,600 paid to Mr. Halas as a car allowance and $2,000 reimbursed for certain tax preparation expenses.
(9) Includes payments for consulting services to the Company in the amount of $107,000.
(10) Includes (a) reimbursement of relocation expenses in the amount of $37,739 and (b) $21,154 paid to Mr. Hicks for certain consulting services prior to his employment by the Company.

  Stock Option/Stock Appreciation Right Grants. The following table summarizes option grants during fiscal 1995 to the executive officers named in the preceding Summary Compensation Table and the potential realizable value of such options determined by formulas prescribed by the Securities and Exchange Commission. The assumed rates of stock price appreciation are hypothetical; the actual value of the options, if any, will depend on the future performance of the Company's stock. No SARs were granted or exercised during fiscal 1995.


                                    Option Grants in Fiscal 1995

                                    Individual Grants
                                    -----------------
                                                                                                   Potential
                                                                                               Realizable Value At
                            Number of          % of Total                                         Assumed Annual
                      Securities Underlying     Options                                       Rate of Stock Price
                            Options            Granted to     Exercise or                        Appreciation For
                            Granted           Employees in    Base Price       Expiration        Option Term
Name                          (#)              Fiscal Year      ($/Sh)            Date          5% ($)   10% ($)
------------------------------------------------------------------------------------------    --------------------

William S. Antle III,        4,232(1)           .40%          $23.625           12/06/2005     $ 62,879    $  159,343
President and               65,768(2)          6.28            23.625           12/07/2005      977,181     2,476,297
Chief Executive Officer

John D. Richardson,          4,232(1)           .40            23.625           12/06/2005       62,879       159,343
Senior Vice President,      20,768(3)          1.98            23.625           12/07/2005      308,571       781,957
Human Resources

Paul J. Halas,                 0                 0              N/A                N/A            N/A           N/A
Senior Vice President,
General Counsel and
Secretary

Pamela F. Lenehan,          11,820(4)          1.13            25.375           02/10/2005      188,624      478,013
Senior Vice President,       9,180(5)           .88            25.375           02/11/2005      146,494      371,248
Corporate Development       56,000(6)          5.35            25.375           02/11/2005      893,648    2,264,696
and Treasurer               25,000(7)          2.39            23.625           12/07/2005      371,450      941,300

Coleman S. Hicks            21,000(8)          2.01            26.625           06/14/2005      351,624      891,093
Senior Vice President,      56,000(6)          5.35            26.625           06/14/2005      937,664    2,376,248
General Counsel and         12,696(9)          1.21            23.625           12/06/2005      188,637      478,030
Secretary                   12,304(10)         1.18            23.625           12/07/2005      182,813      463,270

*The above stock options become immediately exercisable upon the 45th day prior to the proposed effective date of a merger, consolidation or acquisition of the Company under certain circumstances, or upon the liquidation or dissolution of the Company.
(1)  These incentive stock options are exercisable on December 6, 1998.
(2) These non-qualified stock options are exercisable subject to the following schedule: 23,800 shares on December 6, 1996; 23,100 shares on December 6, 1997; and 18,868 shares on December 6, 1998.
(3) These non-qualified stock options are exercisable subject to the following schedule: 8,500 shares on December 6, 1996; 8,250 shares on December 6, 1997; and 4,018 shares on December 6, 1998.
(4) These incentive stock options are exercisable subject to the following schedule: 3,940 shares on February 10, 1996; 3,940 shares on February 10, 1997; and 3,940 shares on February 10, 1998.
(5) These non-qualified stock options are exercisable subject to the following schedule: 3,200 shares on February 10, 1996; 2,990 shares on February 10, 1997; and 2,990 shares on February 10, 1998.
(6) These options are exercisable prior to the tenth anniversary of the option grant date only if the Company's Common Stock closes at or above $40 per share on the New York Stock Exchange for ten consecutive trading days within the three year period following the grant date.
(7) These non-qualified stock options are exercisable subject to the following schedule: 8,500 shares on December 6, 1996; 8,250 shares on December 6, 1997; and 8,250 shares on December 6, 1998.
(8) These non-qualified stock options are exercisable subject to the following schedule: 7,140 shares on June 13, 1996; 6,930 shares on June 13, 1997; and 6,930 shares on June 13, 1998.
(9) These incentive stock options are exercisable subject to the following schedule: 4,232 shares on December 6, 1996; 4,232 shares on December 6, 1997; and 4,232 shares on December 6, 1998.
(10) These non-qualified stock options are exercisable subject to the following schedule: 4,268 shares on December 12, 1996, 4,018 shares on December 6, 1997; and 4,018 shares on December 6, 1998.

  The following table summarizes information with respect to options held by each of the named executive offices at the end of fiscal 1995. The values shown may never be realized and depend on the future performance of the Company's stock. Options were exercised by certain of such officers during 1995 as indicated below.


             Aggregated Option Exercises During Fiscal Year 1995 and Fiscal Year-End Option Values

                                                                   Number of Securities
                                                                Underlying Unexercised      Value of Unexercised In-the-
                                                                 Options at FY-End            Money Options at FY-End
                                                                      (#)                    [$18.625/share ($)](2)
                          Shares Acquired on
Name                        Exercise (#)     Value Realized ($)(1)  Exercisable/Unexercisable  Exercisable/Unexercisable

William S. Antle III,      10,000(3)          $187,278               320,250 / 221,350           $3,893,131 / $24,544
President and
Chief Executive Officer

John D. Richardson,          8,000            159,500                 82,420 / 68,880               995,313 / 8,415
Senior Vice President,
Human Resources

Paul J. Halas,              10,000            184,844                 77,220 / 43,880               920,698 / 8,415
Senior Vice President,
General Counsel and
Secretary

Pamela F. Lenehan,             0                 0                        0 / 102,000                   0 / __ __(4)
Senior Vice President,
Corporate Development
and Treasurer

Coleman S. Hicks,              0                 0                        0 / 102,000                  0 / __ __(4)
Senior Vice President,
General Counsel
and Secretary

(1) Based on market value of the Company's Common Stock at exercise minus the exercise price.
(2) Based on market value of the Company's Common Stock at the end of fiscal 1995 minus the exercise price.
(3)  Mr. Antle holds all of these shares as of March 4, 1996.
(4)  As of the end of fiscal 1995, these options were not in the money.


  Pension Plans. The Company maintains defined benefit pension plans (the "Pension Plans") for its employees and the employees of certain of its subsidiaries. The Company's annual contribution to the Pension Plans is made to various funds, which are managed by SEI Capital Resources Inc., and is determined based on the total number of all participants in the Pension Plans. Generally, benefits are payable under the Pension Plans based upon average career salary and years of credited service. Vesting of participant benefits occurs upon the completion of five years with the Company.

  Effective fiscal year 1993, the Company suspended the payment of further benefits under the Pension Plans. Instead, executive officers of the Company became eligible to participate in the Company's Supplemental Retirement Income Plan (the "SRIP"). The years of credited service in the Company's Pension Plans for the following executive officers remain fixed as follows: Mr. Antle, three years; and Messrs. Richardson and Halas, two years. Each of the foregoing executive officers vested in accrued benefits totaling the following amounts on the fifth anniversary of his employment:
Mr. Antle, $12,881.50; Mr. Richardson, $6,145.49; and Mr. Halas, $6,212.83.

  Employment Agreements. Each of Messrs. Antle, Richardson and Hicks and Ms. Lenehan is party to an employment agreement (each, an "Employment Agreement"), with the Company. Each Employment Agreement provides that the executive officer's employment shall be at will, terminable by the Company or the executive officer with or without cause, or by death or disability. In the event of a termination by the Company without cause, or by the executive officer with cause, the executive officer is entitled to receive benefits as follows: Mr. Antle, two years' then-current base salary with continued fringe benefits and perquisites for a period of two years after the date of termination; and each of Messrs. Richardson and Hicks, and Ms. Lenehan, one year's then-current base salary with continued fringe benefits and perquisites for period of one year after the date of termination. Mr. Antle's Employment Agreement also provides that in the event of his termination by the Company with cause, or by Mr. Antle without cause, Mr. Antle shall make himself available as a consultant to the Company for up to ten hours with respect to Company matters. In the event of a change of control of the Company, each of the Employment Agreements provides that the executive officer has the option of either having the Employment Agreement assigned to and assumed by the surviving or resulting corporation or transferee of the Company's assets, or treating the event as a termination of the executive officer without cause. Under the Employment Agreements, a "change of control" occurs upon (i) the acquisition by a party of more than 50% of the voting power of the Company's outstanding securities, (ii) a change in control of the Company of a kind which would be required to be reported under Schedule 14A of Regulation 14A of the Securities Act of 1934, (iii) a merger, consolidation or other reorganization involving the Company, except in certain instances as set forth in the Employment Agreements, or (iv) a change in the individuals constituting the Board of Directors as of the date of the Employment Agreements such that such individuals no longer constitute a majority of the Board.

  Compensation Committee Report on Executive Compensation. The Company's Board of Directors has appointed a Compensation Committee consisting of Messrs. Leisz (Chairman), Derbes, and Mills. None of such persons is a current or former employee of the Company. The Board and the Compensation Committee believe that the Company's compensation system has served and will serve to attract and retain executives necessary to the Company's continued improvement and development, with capacity to improve the Company's earnings and therefore the Company's value to its stockholders.


  The charter of the Compensation Committee provides for Compensation Committee review and recommendation of all compensation changes for those employees receiving an annual base salary of $125,000 or greater. Each year, the recommendations are submitted to the Board of Directors for consideration and final approval; the Board did not materially modify or disapprove of any of the Committee's recommendations for this fiscal year. Except for those considerations involving the President and Chief Executive Officer (CEO), salary change recommendations are submitted by the President and CEO to the Compensation Committee. The Compensation Committee also grants all stock options to employees.

  The Board intends for the Company to perform over time within the top quartile of manufacturing companies included in the SandP Industrials Index. The Committee reviews measures such as return on sales, return on assets and equity and earnings per share in evaluating the Company's attainment of the Board's objectives. In light of this, the Board intends to encourage and recognize such performance by providing senior executives the opportunity to earn compensation at the top quartile levels as determined by recognized national compensation surveys. The Compensation Committee has selected the independently-prepared Project 777 Annual Survey of manufacturing companies as the primary basis for establishing total compensation targets, which are attainable by the executives through base salary and bonuses based on Company performance. To further encourage top quartile performance, the Compensation Committee has emphasized bonus targets and awards as a percentage of total compensation to a greater extent than the survey data base. In all cases, base salaries and bonus payment targets are established at the start of the year. While bonus targets for divisional personnel are based on divisional and corporate income goals, bonus targets for corporate personnel are based on Company net income goals approved by the Board. Bonus payments are based in part on the Company's performance against these goals and in part on the overall performance of the individual as determined by the Compensation Committee and the Board. Consistent with the foregoing, in the case of the President and CEO, an annual bonus is developed by the Compensation Committee for recommendation to the Board based on the performance of the Company and of the President and CEO in the previous year. Factors influencing the Committee's recommendation of Mr. Antle's 1995 bonus include the Company's increased profitability in 1995 and its continued strong performance against each of the measures noted, including return on sales, return on assets and return on equity. The Company's performance once again placed it within the top quartile in each category, and exceeded budgeted objectives.

  The bonuses reflected in the tables above reflect the satisfaction of the Committee and the Board with the performance of the Company and the named executives during the period. The Committee believes that total compensation to the named executives approximates top quartile compensation, against performance well within the top quartile. The Committee intends to continue to emphasize performance bonus payments as an increasing percentage of total pay, thus tying compensation even more closely with increased net income and stockholder value.



  Stock options are awarded by the Compensation Committee under plans that have been approved by the stockholders of the Company. Each award is intended to tie long-term compensation with the interests of our stockholders, and is based on consideration of the individual executive's potential impact on the growth and profitability of the Company, the executive's level of responsibility within the organization and previous grants made to the individual. The Committee also intends to provide the Company's executives with equity positions roughly competitive with those available from other companies, particularly as compared with Project 777 data. The options awarded to the President and CEO and other named executives in 1995 and preceding years reflect the excellent performance of the Company and the Compensation Committee's belief in the ability of these executives to continue improving long-term stockholder value. As supported by the data in the graph below, the Compensation Committee believes that the performance of the management group has resulted in a significant increase in stockholder value.

  Establishment of and changes to benefit plans and perquisite programs are also reviewed by the Compensation Committee with recommendation to the Board for consideration and final approval.


COMPENSATION COMMITTEE
George W. Leisz (Chairman)
Daniel W. Derbes
Christopher H.B. Mills

  Common Stock Performance Graph. The graph below compares the cumulative total stockholder return on the Common Stock of the Company for each of the Company's last five fiscal years with the cumulative total return on the SandP Industrials Index and the Dow Jones Equity market over the same periods. The Company has chosen such indices because the Company's operating units serve a wide variety of industries and because, given the Company's intention to acquire businesses in a variety of industries, comparison with a narrow industry sub-group would not be meaningful.


                                        OAK INDUSTRIES INC.
                              Total Cumulative Shareholder Return For
                             Five-Year Period Ending December 31, 1995
 Measurement Period                                                          Dow Jones
(Fiscal Year Covered)            Oak Industries       S&P Industrials         Equity
---------------------            --------------       ---------------        ---------
Measurement Pt-12/31/90              $100.00               $100.00            $100.00
              -12/31/91               125.07                130.71             132.44
              -12/31/92               316.67                138.18             143.83
              -12/31/93               443.33                150.65             158.14
              -12/31/94               610.00                156.45             159.36
              -12/31/95               496.67                210.46             220.51

                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In connection with the Company's December 1993 secondary public offering (the "Offering"), certain officers of the Company, including those set forth below, purchased Offering shares with loans from the Company at a price of $14.50 per share, which was the price at which shares were sold to the public in the Offering. The loans are evidenced in the form of promissory notes (the "Promissory Notes"), and are secured by the Common Stock purchased from the amounts advanced. The Promissory Notes are repayable in full on February 21, 1997, and prepayable in certain circumstances, including the termination of employment. Interest on the loans accrues at a rate of 1/2% per annum above the rate from time to time announced by The First National Bank of Boston as its base rate, and is payable annually in February of each year beginning in 1995 until maturity.


                                              Largest Aggregate              Amount of
                                           Amount of Indebtedness     Indebtedness Outstanding
Name                      Title              Outstanding During 1995       as of March 4, 1996
----------------------------------------------------------------------------------------------
William S. Antle III      President and              $378,533                  $263,068
                          Chief Executive Officer

John D. Richardson        Senior Vice President,     157,835(1)                112,160
                          Human Resources
-----------------------------------------------------------------------------------------------

(1) In addition to funds advanced for the purchase of the Offering shares, the Company advanced funds in the amount of $55,000 in July of 1993 to Mr. Richardson in connection with certain relocation costs. The loan is evidenced in the form of an unsecured demand promissory note with interest accruing at a rate of 6% per annum. Principal and interest with respect to the loan is being forgiven over a period of three years provided that Mr. Richardson remains employed by the Company. The largest amount of indebtedness outstanding in connection with this obligation during 1995 was $36,666. As of the date hereof, $18,333 remains outstanding.


              RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  Based upon the recommendation of the Audit Committee, the Board of Directors has selected Price Waterhouse to serve as the Company's independent auditors for the year ending December 31, 1996. Price Waterhouse LLP has served as the Company's auditors since the fiscal year ended December 31, 1990. A representative of Price Waterhouse will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THIS
SELECTION.

                          STOCKHOLDER PROPOSAL DEADLINE

  A stockholder proposal intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Secretary of Oak Industries Inc. at 1000 Winter Street, Waltham, Massachusetts 02154 no later than November 25, 1996.

                             EXPENSES OF SOLICITATION

  The cost of preparing, assembling and mailing this proxy statement and form of proxy and the cost of soliciting proxies relating to the Annual Meeting will be borne by the Company. In addition to using the mails, proxies may be solicited by officers, directors and regular employees of the Company in person or by telephone or telegraph. In addition, the Company has retained Morrow and Co. to aid in the solicitation of proxies. The Company estimates that it will pay Morrow and Co. fees of $8,000 for these services, plus related expenses. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to and obtaining the proxies of their principals.

                                  OTHER MATTERS

  The Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any other matters to be brought before the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters.


                                           Coleman S. Hicks
                                           Senior Vice President,
                                           General Counsel and Secretary

Waltham, Massachusetts
March 22, 1996

Appendix A


PROXY

                           OAK INDUSTRIES INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             March 22, 1996

    The undersigned hereby appoints Coleman S. Hicks, Francis J. Lunger and John D. Richardson, or any of them, proxies, with full power of substitution, to vote all shares of the Common Stock of Oak Industries Inc. (the "Company") held of record by the undersigned as of March 4, 1996, at the Annual Meeting of Stockholders to be held on Wednesday, May 1, 1996, at 9:30 a.m., Eastern Daylight Time, at The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts, or any adjournment thereof.

    IMPORTANT: To secure a quorum and to avoid the expense and delay of sending follow-up letters, please mail this proxy promptly in the envelope provided. Your vote is important whether your holdings are large or small. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later exercised proxy to the Secretary of the Company at any time before the original proxy is exercised.

                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                         [SEE REVERSE SIDE]

/X/ Please mark
    votes as in this
    example

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE AND FOR PROPOSAL 2.


1.  Election of Directors:

Election of seven directors for terms of one year:

NOMINEES: William S. Antle III, Daniel W. Derbes, Roderick M. Hills, George W. Leisz Gilbert E. Matthews, Christopher H.B. Mills, Elliot L. Richardson


/ /  FOR  / /  WITHHELD

-----------------------------------------
/ /For all nominees except as noted above

2. Ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year 1996.

/ / FOR    / /  AGAINST  / /  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  / /

Signatures should agree with the name or names on the stock certificate as they appear hereon. Executors, administrators, trustees, attorneys or guardians should give full title.


Signature:-------------------------------------------Date----------------

Signature:-------------------------------------------Date----------------

                              OAK INDUSTRIES INC.
                              1000 Winter Street
                              Waltham, MA  02154



March 22, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Oak Industries Inc., File No. 1-4474
     ------------------------------------

Ladies and Gentlemen:

     Pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended, submitted herewith for filing with the Commission on behalf of Oak Industries Inc. (the "Company") is the definitive version of the Company's proxy statement and proxy card in the form being furnished to stockholders of the Company in connection with the Annual Meeting of Stockholders to be held on May 1, 1996. The Company caused the requisite $125.00 filing fee to be wire transferred to the Commission's account at The Mellon Bank in Pittsburgh on March 21, 1996.

     The definitive proxy materials will be released for mailing to the stockholders of the Company on or about March 22, 1996. This filing is being effected by direct transmission to the Commission's EDGAR system.

     Please do not hesitate to telephone the undersigned, at (617) 890-0400, for any further information.

Very truly yours,


Mela Lew
Assistant General Counsel

28